FOR IMMEDIATE RELEASE
Contact: Marshall Murphy
(469) 549-3005

NATIONSTAR REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

▪	GAAP EPS of $1.22; increase of 65% QoQ

▪	Core EPS of $0.80; core pretax income of $115 million

▪	Signed commitments to acquire $43 billion in servicing acquisitions since Q2’14; closed $16 billion in Q3

▪	Replaced portfolio runoff in Q3 from originations and servicing acquisitions

▪	Strategic hiring of technology innovator Kal Raman as CEO of Solutionstar

Lewisville, TX (November 6, 2014) - Nationstar Mortgage Holdings Inc. (NYSE: NSM) (“Nationstar”), a leading residential mortgage services company, today reported financial results for its third quarter ended September 30, 2014.

“In the third quarter, Nationstar remained focused on its 2014 strategic initiatives to drive long term shareholder value,” said Jay Bray, Chief Executive Officer. “During the quarter, we generated strong margins across all of our businesses, executed on our servicing segment profitability initiatives and added additional third party clients within Solutionstar. We signed multiple servicing portfolio acquisitions and replaced virtually 100 percent of portfolio runoff in the quarter. As we announced earlier this week, we are pleased with the addition of Kal Raman as CEO of Solutionstar. This strategic hiring represents the continued evolution and growth at Solutionstar as we develop and deploy technology that will make the real estate experience easier and more transparent for consumers and real estate professionals.”

Nationstar reported quarterly net income of $111 million, or $1.22 per share, for the third quarter, a 65% increase over the $67 million or $0.74 per share in the second quarter 2014. Nationstar generated core EPS of $0.80 per share compared to $0.87 a share in the previous period. Core EPS utilizes a normalized tax rate and excludes one-time items and MSR fair value adjustments. Through the first three quarters of 2014 year-to-date, core earnings are up 27% compared to full year 2013 core earnings. Nationstar continues to see an increase in recurring fee-based earnings as a composition of overall earnings mix with 70% of pretax income in the third quarter generated from servicing and Solutionstar, as compared to 60% in the second quarter.

Third Quarter Business Highlights
(amounts in millions, unless otherwise noted)
Servicing Segment

	Q3’14	Q2’14	% Change
Total fee income	$282	$302	(7)%
Pretax income	$90	$67	34%
Core Pretax income(1)	$93	$86	8%
Core pretax income margin	33%	28%	18%
Core operating profitability (bps)	9.9	9.0	10%
Ending UPB ($B)	$377.8	$378.4	—%
Average UPB ($B)	$378.1	$381.4	(1)%
60+ day delinquency rate	10.6%	11.1%	(5)%
Annualized CPR rate	14.0%	13.5%	4%

(1)
Excludes one-time items including expenses related to the completion of servicing advance sales to New Residential and one-time severance expenses related to the consolidation of operations. See reconciliation tables.

Servicing core pretax income increased 8% sequentially and core pretax income margin increased 18% due to continued execution on our servicing profitability targets including workforce management, reducing delinquencies and controlling vendor spend. From a basis points perspective, the Servicing operations achieved 9.9 basis points of operating profitability in the third quarter and expects to exit the year at or above 11 basis points principally driven by continued benefits from operational improvements.

Nationstar’s servicing portfolio, as measured by UPB, ended the third quarter virtually unchanged from second quarter levels as Nationstar replaced nearly 100% of runoff. Since the end of the second quarter, Nationstar has entered into commitments to acquire $43 billion of new servicing acquisitions, and closed on $16 billion in the third quarter, with the expectation of closing the remaining $27 billion by first quarter 2015.

Nationstar’s 60-plus day delinquency rate decreased to 10.6% in the quarter as a result of completing more than 18,000 workouts. The servicing portfolio CPR increased to 14.0%, reflective of the lower rate environment.

Solutionstar Segment

	Q3'14	Q2’14	% Change
Revenue - Real Estate Exchange	$25	$36	(30)%
Revenue - Real Estate Services	$60	$47	28%
Pretax income	$35	$38	(8)%
Pretax income margin	41%	46%	(11)%
Property sales	5,225	5,661	(8)%
REO ending inventory	9,639	8,789	10%

Solutionstar’s revenues increased slightly during the quarter as a result of increased revenues from the real estate services business. Solutionstar’s pretax margin in the third quarter decreased slightly to 41% from 46% in the second quarter, primarily due to a higher mix of business coming from the real estate services business.

During the quarter, Solutionstar sold over 5,200 properties and still expects more than 20,000 sales over the course of 2014. The number of properties under management continues to increase as a result of the successful closing of the private-label portfolio acquisitions from Bank of America in late 2013. In addition, during the quarter, Solutionstar entered into 10 new agreements to sell properties on behalf of third-party clients. It is expected that these assets will be boarded onto the HomeSearch.com platform during the fourth quarter with sales and earnings materializing thereafter.

Nationstar recently announced the strategic hiring of technology innovator Kal Raman as Chief Executive Officer of Solutionstar. Mr. Raman brings more than two decades of experience in technology and retail businesses and has an extensive record of leadership at innovative, consumer-focused technology companies, including Groupon, eBay and Amazon. This hiring represents the next step in Solutionstar's strategy to capitalize on market opportunities and position itself as an innovative leader in real estate transactions and technology.

In early November, Solutionstar deployed its next generation technology for HomeSearch.com which delivers an enhanced experience to consumers by providing increased functionality including access to distressed and non-distressed property listings and advanced search tools.

Originations Segment

	Q3’14	Q2’14	% Change
Revenue	$139	$165	(16)%
Pretax income	$51	$69	(26)%
Core pretax income(1)	$54	$69	(22)%
Core pretax income margin	39%	42%	(7)%
Funded volume - consumer direct ($B)	$2.7	$2.9	(7)%
Funded volume - total ($B)	$4.1	$4.4	(7)%
Locked pipeline ($B)	$2.4	$2.5	(4)%
Recapture percentage	29%	32%	(9)%
Purchase origination percentage of funded volume	31%	30%	3%

(1)	Excludes one-time items including expenses related to the transition to a single origination platform. See reconciliation tables.

Originations revenue decreased sequentially principally due to reduced volumes and a reduction in secondary market spreads. Originations expenses decreased during the quarter as a result of increased productivity and platform efficiencies. The originations segment generated a 39% margin during the quarter, representing the second consecutive quarter of high margins.

During the quarter, Nationstar successfully completed the migration to a single integrated platform that will generate efficiencies in subsequent quarters. Nationstar funded $4.1 billion of volume during the quarter with approximately 65% of the volume from the consumer direct channel. Correspondent volume was flat quarter over quarter and Nationstar continues to view the correspondent channel as an opportunistic cost-effective way to acquire servicing.

Key Performance Metrics
On a go-forward basis, in lieu of updating guidance, Nationstar has identified key operational metrics, which are key drivers of long-term growth, profitability and shareholder value. The company has established a long term earnings growth target in excess of 20% per annum. Additional detail on the key financial and operational target metrics for 2015 can be found in Nationstar's Q3'14 investor presentation.

Commitment to Homeowners
Nationstar is committed to driving down customer complaints by being consistent, resourceful, proactive and transparent in our interactions with homeowners. We believe this will translate into lower complaint volumes, lower operating expenses and put Nationstar in a preferred position for future servicing transfer approvals. In Q1'15 Nationstar will launch a customer feedback portal that will allow customers to have direct interaction with our customer support staff, track complaint statistics over time and provide transparency for all constituents. The creation of the consumer feedback portal is a prudent investment that will improve the customer experience and support long-term strategic goals and growth.

Nationstar continues to provide mortgage solutions to our more than 2.2 million homeowners. In the third quarter, we helped over 18,000 customers avoid foreclosure, including approximately 11,000 loan modifications which lower customer's payments. This also included providing collateral workouts and other repayment plans to more than 7,000 homeowners.

In addition, we helped 21,000 homeowners secure mortgages. The total includes over 8,900 homeowners whose mortgages were refinanced through the Home Affordable Refinance Program (“HARP”), which allows us to refinance a borrower with a very high loan-to-value ratio or a homeowner with negative equity in their house.

Conference Call Webcast and Investor Presentation
Chief Executive Officer, Jay Bray, and Chief Financial Officer, Robert Stiles, will host a conference call for investors and analysts to discuss Nationstar’s third quarter 2014 results and other general business matters at 9:00 a.m. ET on Thursday, November 6, 2014. To listen to the event live or in an archive which will be available for 14 days, visit Nationstar's website at http://investors.nationstarholdings.com. The conference call will also be accessible by dialing 800-299-8538, or 617-786-2902 internationally. Please use the participant passcode 92319922 to access the live conference call. An investor presentation will also be available at http://investors.nationstarholdings.com.

Non-GAAP Financial Measures
This disclaimer applies to every usage of “Core Earnings per Share” or “Core EPS”, "Core Pretax Income", and “Servicing Core Pretax Income” in this release. Core EPS is a metric that is used by management to normalize earnings for one-time expenses and changes in fair value of the MSR. Core pretax income is a metric that is used by management to exclude certain non-recurring items, and changes in the fair value of the MSR, in an attempt to provide better earnings per share comparison to prior periods. Servicing core pretax income is a metric that is used by management to exclude certain non-recurring items in an attempt to provide a better earnings per share comparison to prior periods.

About Nationstar
Based in Lewisville, Texas, Nationstar earns fees through the delivery of quality servicing, origination and transaction based services related principally to single-family residences throughout the United States. Additional corporate information is available on the investors tab at www.nationstarmtg.com.

Forward Looking Statements
Any statements in this release that are not historical or current facts are forward looking statements. These forward looking statements include, but are not limited to, statements regarding: estimates of our servicing segment’s profitability and amount of acquisitions, Solutionstar property sales in 2014 and expectation and boarding of assets on HomeSearch, the generation of efficiencies in the origination segment, key operational metrics and targets, and estimates regarding customer complaints. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of our most recent annual report and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Nationstar undertakes no obligation to publicly update or revise any forward looking statements or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

Financial Tables

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(dollars and shares in thousands, except per share data)

	Three Months Ended
	September 30, 2014	June 30, 2014
Revenues:
Servicing fee income	$235,408	$258,099
Other fee income	126,101	118,718
Total fee income	361,509	376,817
Gain on mortgage loans held for sale	142,815	172,916
Total revenues	504,324	549,733

Total expenses and impairments	327,224	346,711

Other income (expense):
Interest income	43,314	42,941
Interest expense	(116,673)	(139,422)
Gain on disposal of property	4,898	—
Gain on interest rate swaps and caps	940	(953)
Total other income (expense)	(67,521)	(97,434)

Income before taxes	109,579	105,588
Income tax expense / (benefit)(1)	(1,700)	38,941
Net income	111,279	66,647

Less: Net gain (loss) attributable to noncontrolling interests	54	192
Net income attributable to Nationstar	$111,225	$66,455

Earnings per share:
Basic earnings per share	$1.23	$0.74
Diluted earnings per share	$1.22	$0.74
Weighted average shares:
Basic	90,120	89,465
Dilutive effect of stock awards	1,001	729
Diluted	91,121	90,194

Dividends declared per share	—	—

(1) In the third quarter, Nationstar released a deferred tax valuation allowance in the amount of $44 million which resulted in a tax credit during the period. The valuation allowance was released as a result of Nationstar's recent growth and profitable results and the expectation of continued growth and profitability in the future.

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30, 2014	June 30, 2014
Assets
Cash and cash equivalents	$269,735	$623,927
Restricted cash	294,044	334,910
Accounts receivable	3,060,382	2,809,436
Mortgage loans held for sale, $1,695,502 and $2,224,205 at fair value, respectively	1,697,041	2,224,821
Mortgage loans held for investment, net of allowance for loan losses of $3,549 and $4,193 respectively	195,432	199,125
Reverse mortgage interests	1,956,952	1,772,386
Mortgage servicing rights, $2,898,209 and $2,678,134 at fair value, respectively	2,910,640	2,691,449
Property and equipment, net of accumulated depreciation of $100,515 and $93,985 respectively	121,635	123,720
Derivative financial instruments	88,333	95,328
Other assets	282,850	292,672
Total assets	$10,877,044	$11,167,774

Liabilities and stockholders' equity
Notes payable	$3,532,743	$4,017,943
Unsecured senior notes	2,159,651	2,443,962
Payables and accrued liabilities	1,344,895	1,071,626
Derivative financial instruments	9,621	33,116
Mortgage servicing liabilities	78,954	80,492
Nonrecourse debt - Legacy Assets	78,481	82,731
Excess spread financing	1,062,544	1,036,038
Participating interest financing	1,367,382	1,285,853
Mortgage servicing rights financing liabilities	44,449	33,452
Total liabilities	$9,678,720	$10,085,213

Total equity	1,198,324	1,082,561
Total liabilities and stockholders' equity	$10,877,044	$11,167,774

SERVICING FEE INCOME BEFORE FAIR VALUE ADJUSTMENTS RECONCILIATION
(dollars in thousands)

	Three Months Ended
	September 30, 2014	June 30, 2014
Servicing fee income	$223,989	$221,976
Loss mitigation and performance-based incentive fees	15,088	11,570
Modification fees	30,611	45,157
Late fees and other ancillary charges	15,645	15,919
Reverse mortgage fees	13,093	14,477
Other servicing fee related revenues	8,626	5,456
Total servicing fee income before MSR fair value adjustments	307,052	314,555

Changes in fair value due to inputs / assumptions:
MSR	63,449	6,975
MSR financing liability	(17,749)	31,785
Excess spread financing	(44,464)	(32,078)
Net change in fair value due to inputs / assumptions:	1,236	6,682

Other changes in fair value (amortization):
MSR	(68,757)	(52,664)
MSR financing liability	6,752	6,684
Excess spread financing	7,151	4,942
Net other changes in fair value:	(54,854)	(41,038)

Servicing fee income	253,434	280,199
Other fee income	28,113	21,798
Total fee income	$281,547	$301,997

CORE EARNINGS PER SHARE RECONCILIATION
(dollars and shares in thousands, except per share data)

	Three Months Ended
	September 30, 2014	June 30, 2014
Net income attributable to Nationstar Inc.	$111,225	$66,455
Net gain (loss) attributable to noncontrolling interests	54	192
Net income	111,279	66,647

Income taxes / (benefit)(1)	(1,700)	38,941
Income before taxes	109,579	105,588

One-time items(2)	6,836	25,730
MSR mark	(1,236)	(6,682)
Core pretax income	115,179	124,636

Income taxes	(42,478)	(45,966)
Core income	72,701	78,670

Average share count	91,121	90,194

Core EPS	$0.80	$0.87

(1) In the third quarter, Nationstar released a deferred tax valuation allowance in the amount of $44 million which resulted in a tax credit during the period. The valuation allowance was released as a result of Nationstar's recent growth and profitable results and the expectation of continued growth and profitability in the future.

(2) One-time items include gain on sale of facility in Scottsbluff, expenses related to the retirement of 10 7/8 unsecured notes, expenses related to the originations platform consolidation, expenses related to the completion of the sale of advances to NRZ and severance expenses related to consolidation of servicing operations.

SERVICING: CORE PRETAX INCOME RECONCILIATION
(dollars in thousands)

	Three Months Ended
	September 30, 2014	June 30, 2014
Pretax income	$89,938	$67,126
One-time items(1)	4,403	25,730

Changes in fair value due to inputs or assumptions
MSR	(63,449)	(6,975)
MSR financing liability	17,749	(31,785)
Excess spread	44,464	32,078
Net change in fair value due to inputs or assumptions	(1,236)	(6,682)

Servicing core pretax income	$93,105	$86,174

(1) One-time items include expenses related to the completion of the sale of advances to NRZ and severance expenses related to consolidation of servicing operations.

ORIGINATIONS: CORE PRETAX INCOME RECONCILIATION
(dollars in thousands)

	Three Months Ended
	September 30, 2014	June 30, 2014
Pretax income	$51,243	$68,634
One-time items(1)	2,833	—

Originations core pretax income	$54,076	$68,634

(1) One-time items expenses related to the originations platform consolidation.

SEGMENT INCOME STATEMENT
(dollars in thousands)

	For the quarter ended September 30, 2014
	Servicing	Originations	Solutionstar	Operating	Corporate and Other	Elim.	Total

Revenues
Servicing fee income	$253,434	$105	$4	$253,543	$(1,002)	$(17,133)	$235,408
Other fee income	28,113	10,334	85,519	123,966	2,135	—	126,101
Total fee income	281,547	10,439	85,523	377,509	1,133	(17,133)	361,509
Gain on mortgage loans held for sale	(1,147)	128,355	—	127,208	(1,172)	16,779	142,815
Total revenues	280,400	138,794	85,523	504,717	(39)	(354)	504,324

Total expenses and impairments	160,975	89,369	50,006	300,350	26,874	—	327,224
Other income (expense)
Interest income	18,369	18,903	—	37,272	5,688	354	43,314
Interest expense	(48,651)	(17,085)	(352)	(66,088)	(50,585)	—	(116,673)
Gain on sale of property	—	—	—	—	4,898	—	4,898
Loss on interest rate swaps and caps	795	—	—	795	145	—	940
Total other income (expense)	(29,487)	1,818	(352)	(28,021)	(39,854)	354	(67,521)

Pretax income (loss)	89,938	51,243	35,165	176,346	(66,767)	—	109,579
One-time items(1)	4,403	2,833	—	7,236	(400)	—	6,836
MSR Mark	(1,236)	—	—	(1,236)	—	—	(1,236)
Core pretax income	$93,105	$54,076	$35,165	$182,346	$(67,167)	$—	$115,179

Earnings per share							$1.22
Core earnings per share							$0.80

(1) One-time items include gain on sale of facility in Scottsbluff, expenses related to the retirement of 10 7/8 unsecured notes, expenses related to the originations platform consolidation, expenses related to the completion of the sale of advances to NRZ and severance expenses related to consolidation of servicing operations.

SEGMENT INCOME STATEMENT
(dollars in thousands)

	For the quarter ended June 30, 2014
	Servicing	Originations	Solutionstar	Operating	Corporate and Other	Elim.	Total

Revenues
Servicing fee income	$280,199	$212	$5	280,416	$275	$(22,592)	258,099
Other fee income	21,798	13,689	83,359	118,846	(128)	—	118,718
Total fee income	301,997	13,901	83,364	399,262	147	(22,592)	376,817
Gain on mortgage loans held for sale	(130)	151,201	—	151,071	(379)	22,224	172,916
Total revenues	301,867	165,102	83,364	550,333	(232)	(368)	549,733

Total expenses and impairments	185,690	97,084	45,510	328,284	18,427	—	346,711
Other income (expense)
Interest income	22,158	17,327	—	39,485	3,088	368	42,941
Interest expense	(70,014)	(16,711)	(90)	(86,815)	(52,607)	—	(139,422)
Loss on interest rate swaps and caps	(1,195)	—	—	(1,195)	242	—	(953)
Total other income (expense)	(49,051)	616	(90)	(48,525)	(49,277)	368	(97,434)

Pretax income (loss)	67,126	68,634	37,764	173,524	(67,936)	—	105,588
One time items	25,730	—	—	25,730	—	—	25,730
MSR mark to market	(6,682)	—	—	(6,682)	—	—	(6,682)
Core pretax income	$86,174	$68,634	$37,764	192,572	$(67,936)	$—	124,636

Earnings per share							$0.74
Core earnings per share							$0.87